EXHIBIT 21
                                                               ----------

                             Subsidiaries

Beck Evaluation and Testing Associates, Inc.          New York corporation

Assessment and Evaluation Concepts Inc.               Massachusetts corporation

Achievement Data, Inc.                                Minnesota corporation

Questar Educational Systems, Inc.                     Minnesota corporation